Q2 2019 Financial Results August 1, 2019

Safe Harbor Statement The adjusted GAAP and GAAP earnings per share goals, as well as effective income tax rate and fully diluted shares for 2019, outlined in this presentation are estimates of future company performance and are forward-looking statements within the meaning of the securities laws. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this presentation. These risks and uncertainties include, but are not limited to, the possibility that our actual results do not meet the projections and guidance contained in this presentation, the impact of the general economy and economic and political uncertainty on our business; potential changes to federal, state, local and foreign laws, regulations, and policies; client demand for our services and solutions; maintaining a balance of our supply of skills and resources with client demand; effectively competing in a highly competitive market; protecting our clients’ and our data and information; risks from international operations including fluctuations in exchange rates; changes to immigration policies; obtaining favorable pricing to reflect services provided; adapting to changes in technologies and offerings; risk of loss of one or more significant software vendors; making appropriate estimates and assumptions in connection with preparing our consolidated financial statements; maintaining effective internal controls; changes to tax levels, audits, investigations, tax laws or their interpretation; risks associated with managing growth organically and through acquisitions; risks associated with servicing our debt, the potential impact on the value of our common stock from the conditional conversion features of our debt and the associated convertible note hedge transactions; legal liabilities, including intellectual property protection and infringement or the disclosure of personally identifiable information; and the risks detailed from time to time within our filings with the Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q. 2

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q3 2019		Full Year 2019	
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$ 0.26	$ 0.29	$ 1.02	$ 1.12
Non-GAAP adjustment (1):				
Non-GAAP reconciling items	0.31	0.31	1.22	1.22
Tax effect of reconciling items	(0.07)	(0.07)	(0.30)	(0.30)
Adjusted EPS	$ 0.50	$ 0.53	$ 1.94	$ 2.04

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt discount and issuance costs, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by fully diluted shares. Perficient currently expects its Q3 2019 and full year 2019 GAAP effective income tax rate to be approximately 26% and 23%, respectively. The Company's estimates of fully diluted shares for 2019, by quarter, are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions and the potential impact from the conditional conversion features of our debt.

	Q1 Actual	Q2 Actual	Q3	Q4	Full Year
Fully Diluted Shares for 2019 (in millions)	32.2	32.0	32.1	32.1	32.2

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished August 1, 2019.

PERFICIENT 3

Operating Metrics

(in thousands, except per share data)	THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,		
	2019	2018	% Change	2019	2018	% Change
Revenues	$ 141,869	$ 121,798	16%	$ 275,684	$ 242,739	14%
Services Revenues*	$ 141,234	$ 120,912	17%	$ 274,100	$ 241,107	14%
Cost of Services**	$ 89,515	$ 79,595	12%	$ 175,586	$ 158,821	11%
Services Revenues Net of Cost	$ 51,719	$ 41,317	25%	$ 98,514	$ 82,286	20%
% of Services Revenues	36.6%	34.2%		35.9%	34.1%	
EBITDA Excluding Stock Compensation	$ 23,592	$ 18,412	28%	$ 43,269	$ 35,287	23%
% of Services Revenues	16.7%	15.2%		15.8%	14.6%	
Income from Operations	$ 13,381	$ 8,491	58%	$ 23,911	$ 15,281	56%
% of Services Revenues	9.5%	7.0%		8.7%	6.3%	
Net Income	$ 8,528	$ 5,849	46%	$ 15,554	$ 10,778	44%
% of Services Revenues	6.0%	4.8%		5.7%	4.5%	
Adjusted Net Income	$ 16,524	$ 12,782	29%	$ 30,267	$ 24,475	24%
% of Services Revenues	11.7%	10.6%		11.0%	10.2%	
GAAP EPS	$ 0.27	$ 0.17	59%	$ 0.48	$ 0.32	50%
Amortization	0.13	0.12		0.25	0.24	
Stock Compensation	0.14	0.12		0.28	0.23	
Acquisition Costs/Earnout Adjustments	0.02	0.02		0.01	0.06	
Amortization of Debt Issuance Costs and Discounts	0.03	—		0.07	—	
Tax Effect of Above Reconciling Items	(0.07)	(0.05)		(0.15)	(0.13)	
Adjusted EPS	$ 0.52	$ 0.38	37%	$ 0.94	$ 0.72	31%

* Services Revenues includes reimbursable expenses.

**Cost of Services excludes depreciation and amortization.

PERFICIENT 4

Operating Metrics (in thousands) Q2 2019 Q1 2019 % Change Q2 2019 Q2 2018 % Change Services Revenue (including reimbursable expenses) $ 141,234 $ 132,866 6% $ 141,234 $ 120,912 17% Software and Hardware Revenue $ 635 $ 949 (33)% $ 635 $ 886 (28)% Time & Materials ABR Q2 2019 Q1 2019 North American Employees $149 $147 Utilization Q2 2019 Q1 2019 North American Employees (Organic) 80% 81% Q2 2019 Q1 2019 Headcount Average Ending Average Ending North American Billable Employees 1,999 2,033 1,910 1,927 Subcontractors 285 278 267 289 Offshore Billable Employees 752 757 721 740 Total Billable Headcount 3,036 3,068 2,898 2,956 SG&A Headcount 528 519 519 525 Total Headcount 3,564 3,587 3,417 3,481 5

Solutions Data Revenue by Solution (Top 10) Q2 2019 Q1 2019 Q2 2018 Analytics 17% 16% 12% Custom Applications 14% 15% 15% Management Consulting 14% 14% 16% Commerce 8% 9% 10% Business Integration 8% 7% 8% Portals/Collaboration 8% 8% 6% Content Management 7% 8% 8% Customer Relationship Management 4% 3% 5% Business Process Management 3% 3% 3% Platform 2% 2% 3% 6

Industry Data Revenue by Industry (Top 10) Q2 2019 Q1 2019 Q2 2018 Healthcare/Pharma/Life Sciences 30% 30% 27% Financial Services/Banking/Insurance 17% 17% 14% Automotive and Transport Products 10% 10% 9% Manufacturing 10% 9% 10% Retail and Consumer Goods 9% 9% 11% Telecommunications 5% 6% 6% Electronics and Computer Hardware 5% 5% 8% Business Services 5% 5% 5% Energy and Utilities 3% 3% 4% Leisure, Media and Entertainment 3% 3% 3% 7

Platform Data Revenue by Platform Q2 2019 Q1 2019 Q2 2018 IBM/Redhat 22% 21% 25% Microsoft 15% 16% 15% Adobe/Magento/Marketo 14% 15% 10% Oracle 7% 6% 8% Sitecore 4% 4% 4% Pivotal 4% 4% 3% Salesforce 3% 3% 2% Other Technologies 26% 26% 28% Management Consulting* 5% 5% 5% *Platform independent 8